Exhibit 99.1

Sutro Biopharma Reports Second Quarter 2020 Financial Results

and Provides Business Highlights and Developments

Encouraging STRO-002 Interim Phase 1 Clinical Data Presented at the AACR Virtual Meeting in April

STRO-002 Preclinical Data Presented at 2020 AACR Virtual Annual Meeting II in June Suggests Synergy between STRO-002 and Immune Checkpoint Inhibitors

STRO-001 Dose Escalation Ongoing in Phase 1 Clinical Trial for Multiple Myeloma and Lymphoma

Sutro’s Partner Merck KGaA, Unveiled Preclinical Data from the Collaboration’s potential First-in-Class Bispecific Antibody-Drug Conjugate at AACR Virtual Annual Meeting II in June

SOUTH SAN FRANCISCO, Calif., August 6, 2020 – Sutro Biopharma, Inc. (NASDAQ: STRO), a clinical-stage drug discovery, development and manufacturing company focused on the application of precise protein engineering and rational design to create next-generation oncology therapeutics, today reported its financial results for the quarter ended June 30, 2020 and its recent business highlights and developments.

“Our two proprietary antibody-drug conjugate (ADC) product candidates, STRO-001 and STRO-002, are progressing in Phase 1 clinical trials.  We continue to be encouraged by the dose escalation safety and anti-tumor activity data from our Phase 1 clinical trial for STRO-002, including data presented during the AACR Virtual Meeting on April 27, 2020, which demonstrate preliminary evidence of anti-tumor activity, particularly in a heavily pre-treated patient population, along with an emerging safety profile that indicates that the product candidate has been generally well tolerated,” said Bill Newell, Sutro’s Chief Executive Officer. “Additionally, each of our three current collaborations has yielded a novel oncology product candidate in clinical development or in the late stages of preclinical development, all of which were discovered, developed, and are manufactured using our proprietary and integrated cell-free protein synthesis platform XpressCF® and site-specific conjugation platform XpressCF+™. Importantly, even with the ongoing COVID-19 pandemic, Sutro remains committed to the health and safety of both patients receiving our therapies and our employees.”

Recent Business Highlights and Developments

STRO-002 Clinical Program -- Encouraging STRO-002 Interim Phase 1 Clinical Data from an Ongoing Dose Escalation Study in Ovarian Cancer Presented at the AACR Virtual Meeting in April 2020

•	STRO-002 is a potential best-in-class ADC directed against folate receptor-alpha (FolRα), which is highly expressed in ovarian cancer.
•

The STRO-002 Phase 1 clinical trial is currently in dose-escalation, with 30 heavily pre-treated patients enrolled through April 20, 2020, who have recurrent platinum resistant or refractory ovarian cancer.  The company is still exploring different doses to select the recommended Phase 2 dose for multiple treatment cycles.

•	Additional Phase 1 dose-escalation safety and anti-tumor activity data are expected in the second half of 2020.
•	The dose expansion portion of the Phase 1 clinical trial is expected to begin enrolling patients in the second half of 2020.

•	Encouraging updated dose-escalation safety and efficacy data were presented on April 27, 2020:
-	62% of patients saw a reduction in CA-125 levels of 50% or more or a normalization of CA-125 levels;
-	35% of patients who were evaluable for progression have stayed on study for longer than 24 weeks;
•	11 patients at 5.2 milligrams per kilogram or higher were continuing on study and had not yet reached 24 weeks
-	75% of patients had initial post-baseline scans showing stable disease or a partial response;
-	100% of evaluable patients who had a CA-125 reduction of 50% or more or normalization achieved stable disease (confirmed or unconfirmed) or a partial response and are still on study; and
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Generally well-tolerated in this heavily pre-treated patient population with a median of five prior lines of other therapies-–89% of adverse events were grade 1 or 2-–and prophylactic corticosteroid eye drops have not been necessary

New STRO-002 Preclinical Data -- Presented at 2020 AACR Virtual Annual Meeting II in June 2020 Suggests Synergy between STRO-002 Antibody-Drug Conjugate and Immune Checkpoint Inhibitors Resulting in Tumor Regression and Adaptive Anti-Tumor Immunity

•

In June 2020, the results of a preclinical study presented at the 2020 AACR Virtual Annual Meeting II showed that, in FolRα positive tumor cells, STRO-002 treatment induced hallmarks of immunogenic cell death, killing tumor cells while activating immune cells, including monocytes.

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When combined in mouse tumor models with avelumab, an anti-human & mouse PD-L1 monoclonal antibody, the combination treatment enhanced efficacy, leading to more complete responses and increased activation of killer T-cells, than either agent alone.

-	Importantly, the data suggest that a single dose of STRO-002, when combined with a PD-1/PD-L1 blockade, could provide an effective and protective anti-tumor immune response.

STRO-001 Clinical Program -- Phase 1 Clinical Trial and Dose Escalation Ongoing in

Myeloma and Lymphoma

•	STRO-001 is a potential first-in-class and best-in-class ADC directed against CD74, which is highly expressed in many B cell malignancies.
•	The STRO-001 Phase 1 clinical trial is currently in dose-escalation, enrolling patients with non-Hodgkin lymphoma and multiple myeloma
•

Initial safety data of STRO-001 was presented at the EHA Congress in June 2019, and a safety data update with several additional patients was presented in an abstract in association with the American Society of Hematology Conference on November 6, 2019.

•

Based on the reported data to date in heavily pre-treated patients, STRO-001 has been generally well-tolerated and no ocular toxicity signals have been observed, with no patients receiving prophylactic corticosteroid eye drops.

•	Dose escalation in the Phase 1 trial is continuing and the maximum tolerated dose has not yet been reached.
•	Additional Phase 1 dose-escalation safety and efficacy data is expected in the second half of 2020.

•	A dose expansion portion of the Phase 1 clinical trial is expected to begin enrolling patients in the first half of 2021.

Cytokine-Derivative Programs (Collaboration with Merck & Co.)

•	Sutro is collaborating with Merck on two research programs to discover new therapeutics for cancer and autoimmune diseases. Merck has the right to nominate a third program under this collaboration.
•

In March 2020, Merck extended by one year the research term of the collaboration’s first program, which included a $5 million payment to Sutro. The collaboration is advancing Sutro’s novel cytokine-derivative product candidate towards IND-enabling studies.

BCMA ADC Clinical Program (CC-99712) (Collaboration with Bristol Myers Squibb)

•

Since trial initiation in the second half of 2019, BMS has enrolled eight patients in a Phase 1b/2 dose escalation/expansion trial focused on patients with relapsed and refractory multiple myeloma.  The last reported dose level was 3.0 mg/kg with dose escalation continuing.

•

BMS will be responsible for the worldwide clinical development and commercialization of CC-99712. Sutro is entitled to development and regulatory milestone payments and tiered royalties ranging from mid to high single digit percentages from BMS.

MUC1-EGFR Bispecific ADC Clinical Development Candidate (M1231) (Collaboration    with EMD Serono) -- Sutro’s Partner Merck KGaA, Darmstadt, Germany, Unveiled Preclinical Data from the Collaboration’s Pre-Development Candidate, a potential First-in-Class Bispecific Antibody-Drug Conjugate Targeting EGFR and MUC1 at 2020 AACR Virtual Annual Meeting II in June 2020

•	EMD Serono is projected to commence first in man studies of M1231 in NSCLC and esophageal squamous cell carcinoma in the first quarter of 2021.
•

Sutro is the manufacturer of M1231 for the early clinical supply of the candidate and is eligible for milestones and royalties. EMD Serono will be responsible for the drug product and the clinical development and commercialization of this clinical development candidate.

24-Valent Pneumococcal Conjugate Vaccine (Vaxcyte---formerly SutroVax---Relationship)

•	Under a license from Sutro, Vaxcyte has right to use the XpressCF® and XpressCF+™ platforms to discover and develop vaccine candidates for the treatment or prophylaxis of infectious diseases.
•	Vaxcyte is progressing their broader spectrum pneumococcal conjugate vaccine (SVX-24) through the late stages of preclinical development and is targeting an IND filing for 2021.
•	Vaxcyte is responsible for performing all research and development activities, while Sutro provides technical support and supplies XtractCF™ and other materials to Vaxcyte under a supply agreement.
•

Sutro is eligible to receive four percent (4%) royalties on worldwide net sales of any licensed vaccine candidates for human health use. Also, Sutro retains the right to discover and develop vaccines for treatment or prophylaxis of any disease not caused by an infectious pathogen, including cancer.

•	In June 2020, Vaxcyte closed its initial public offering of its common stock.

Follow-on Financing in May 2020

•	In May 2020, Sutro closed a public offering of its common stock, with net proceeds of approximately $91.4 million.

Second Quarter 2020 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2020, Sutro had cash, cash equivalents and marketable securities of $207.0 million, as compared to $133.5 million as of December 31, 2019, which represents a net cash increase of $73.5 million during the first half of 2020.  The cash, cash equivalents and marketable securities balance noted above does not include the value associated with Sutro’s holdings of approximately 1.6 million shares of Vaxcyte common stock, which are subject to a lock-up agreement that expires in December 2020.  As of June 30, 2020, the fair value of the Vaxcyte common stock held by Sutro was $49.1 million.

Net Income due to Unrealized Gain on Vaxcyte Common Stock

Sutro recorded net income of $29.9 million and $10.3 million for the three and six months ended June 30, 2020, respectively, due primarily to an unrealized gain related to its Vaxcyte common stock of $48.9 million for the 2020 periods.  The unrealized gain consisted of $49.1 million from the fair value of Vaxcyte common stock, offset by approximately $0.2 million in adjustments related to revaluations of certain Vaxcyte equity items.  Vaxcyte common stock held by Sutro will be measured at fair value based on the closing price of Vaxcyte’s common stock on the last trading day of each reporting period, with any unrealized gains and losses recorded in Sutro’s statements of operations.

Revenue

Revenue was $9.5 million and $16.6 million for the three and six months ended June 30, 2020, respectively, compared to $10.5 million and $19.2 million for the same periods in 2019, related principally to the Merck, BMS, and EMD Serono collaborations. Future collaboration revenue from Merck, BMS, and EMD Serono, and from any future collaboration partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones and other collaboration agreement payments.

Operating Expenses

Total operating expenses for the three and six months ended June 30, 2020, were $25.9 million and $52.2 million, respectively, compared to $24.2 million and $47.1 million for the same periods in 2019, including non-cash stock-based compensation of $3.0 million and $2.5 million, and depreciation and amortization expense of $1.1 million and $1.2 million, in the three months ended June 30, 2020 and 2019, respectively. Total operating expenses for the second quarter 2020 were comprised of research and development expenses of $17.2 million and general and administrative expenses of $8.6 million, which are expected to increase in 2020 as Sutro’s internal product candidates advance in clinical development and additional general and administrative expenses are incurred as a public company.

About Sutro Biopharma

Sutro Biopharma, Inc., located in South San Francisco, is a clinical-stage drug discovery, development and manufacturing company. Using precise protein engineering and rational design, Sutro is advancing next-generation oncology therapeutics.

Sutro’s proprietary and integrated cell-free protein synthesis platform XpressCF® and site-specific conjugation platform, XpressCF+™, led to the discovery of STRO-001 and STRO-002, Sutro’s first two internally-developed ADCs. STRO-001 is a CD74-targeting ADC currently being investigated in a Phase 1 clinical trial of patients with advanced B-cell malignancies, including multiple myeloma and non-Hodgkin lymphoma. STRO-001 was granted Orphan Drug Designation by the FDA for multiple myeloma in October 2018. STRO-002 is a folate receptor alpha (FolRα)-targeting ADC, currently being investigated in a Phase 1 clinical trial of patients with ovarian and endometrial cancers. This is the second product candidate to be evaluated in clinical trials resulting from Sutro’s XpressCF® and XpressCF+™ technology platforms. A third program, CC-99712 (BCMA-targeting ADC), which is part of Sutro’s collaboration with Bristol Myers Squibb (formerly Celgene Corporation), is enrolling patients for its Phase 1 clinical trial of patients with multiple myeloma. Sutro’s proprietary technology was responsible for the discovery and manufacturing of CC-99712, for which Bristol Myers Squibb has worldwide development and commercialization rights. Sutro is entitled to development and regulatory milestone payments and tiered royalties from Bristol Myers Squibb for this BCMA ADC. Sutro is dedicated to transforming the lives of cancer patients by creating medicines with improved therapeutic profiles for areas of unmet need.

To date, Sutro has designed cytokine-based immuno-oncology therapies, ADCs, vaccines and bispecific antibodies primarily directed at clinically-validated targets for which the current standard of care is suboptimal.

Sutro’s platform allows it to accelerate discovery and development of potential first-in-class and best-in-class molecules through rapid and systematic evaluation of protein structure-activity relationships to create optimized homogeneous product candidates.

In addition to developing its own oncology pipeline, Sutro is collaborating with select pharmaceutical and biotech companies to discover and develop novel, next-generation therapeutics. As the pace of clinical development accelerates, Sutro and its partners are developing therapeutics designed to more efficiently kill tumors without harming healthy cells.

Additional multimedia content from Sutro regarding STRO-001 and STRO-002 can be found here and here.

Follow Sutro on Twitter, @Sutrobio, and at www.sutrobio.com to learn more about our passion for changing the future of oncology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, timing of announcements of clinical results, potential benefits of the company’s product candidates and platform and potential market opportunities for the company’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the impact of the COVID-19 pandemic on the Company’s business, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property, the value of the Company’s holdings of Vaxycyte common stock, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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Investor Contacts

John Graziano

Solebury Trout

+1 646-378-2942

jgraziano@soleburytrout.com

Xuan Yang

Solebury Trout

+1 646-378-2975

xyang@soleburytrout.com

Media Contacts

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

Travis Kruse

Russo Partners

(212) 845-4272

travis.kruse@russopartnersllc.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$9,469	$10,525	$16,621	$19,154
Operating expenses
Research and development	17,243	16,143	34,862	31,323
General and administrative	8,643	8,067	17,356	15,782
Total operating expenses	25,886	24,210	52,218	47,105
Loss from operations	(16,417)	(13,685)	(35,597)	(27,951)
Interest income	384	1,124	1,025	2,300
Unrealized gain on equity securities	48,860	—	48,860	—
Interest and other expense, net	(2,955)	(1,232)	(4,011)	(2,392)
Net income (loss)	$29,872	$(13,793)	$10,277	$(28,043)
Net income (loss) per share, basic	$1.00	$(0.60)	$0.39	$(1.22)
Net income (loss) per share, diluted	$0.94	$(0.60)	$0.36	$(1.22)

Sutro Biopharma, Inc.

Selected Balance Sheet Financial Data

(Unaudited)

(In thousands)

	June 30,	December 31,
	2020 (1)	2019 (2)
Assets
Cash, cash equivalents and marketable securities	$207,010	$133,473
Investment in equity securities	49,094	—
Accounts receivable	5,102	6,298
Property and equipment, net	11,265	9,633
Other assets	5,067	6,966
Total Assets	$277,538	$156,370
Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$12,435	$13,045
Deferred revenue	34,065	35,660
Debt	24,281	9,876
Total liabilities	70,781	58,581
Total stockholders’ equity	206,757	97,789
Total Liabilities and Stockholders’ Equity	$277,538	$156,370

(1)

The condensed balance sheet as of June 30, 2020 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on August 6, 2020.

(2)

The condensed balance sheet as of December 31, 2019 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020.